Exhibit 21

         Subsidiaries Of CirTran Corporation, a Nevada corporation

1.   CirTran Corporation, a Utah corporation, dba CirTran

2. Racore Technology Corporation, a Utah Corporation, dba Racore Technology (indirectly held through CirTran Corporation, a Utah corporation)




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